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                                  EXHIBIT (10k)

Adopted by the Board of Directors on July 11, 2005.

                                  AMENDMENT TO

                            LINDSAY MANUFACTURING CO.

                          2001 LONG-TERM INCENTIVE PLAN

The Lindsay Manufacturing Co. 2001 Long-Term Incentive Plan, as previously amended, is hereby amended as follows:

1. Section 6.02 of the Plan is hereby amended to provide that no automatic Nonqualified Stock Option grants will be made to Director Participants on September 3, 2005.

2. Section 8.10 is hereby added to the Plan to read in its entirety as follows:

     "SECTION 8.10 RESTRICTED STOCK UNITS. The Committee may, in its discretion, grant to any Employee Participant restricted stock units (RSUs) which will be payable in shares of Common Stock and/or in cash on such terms as the Committee may determine in its sole discretion, but subject to the same restrictions contained in the Plan which apply to grants of Restricted Stock. Such Awards may be made as additional compensation for services or may be in lieu of other compensation which the Employee Participant is entitled to receive from the Corporation. All such RSUs shall constitute Awards for all purposes of the Plan, and shall be subject to the limits on Awards which are payable in Shares and in cash which are contained in the Plan. The Committee may also grant dividend equivalents in connection with any such Award which is made under the Plan, on such terms as the Committee may determine in its sole discretion pursuant to Section 11.03 of the Plan."

This Amendment is adopted, upon recommendation of the Compensation Committee, by action of the Board of Directors pursuant to Article XIII of the Plan.


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